CONTACT: Roni Imbeaux Vice President, Finance and Investor Relations 404-407-1104 rimbeaux@cousins.com LILLIAN C. GIORNELLI TO RETIRE FROM BOARD OF DIRECTORS, AFTER 26 YEARS OF DEDICATED SERVICE TO COUSINS COUSINS APPOINTS SUSAN L. GIVENS TO ITS BOARD OF DIRECTORS ATLANTA (February 4, 2025) — Cousins Properties (NYSE: CUZ) announced today that Lillian C. Giornelli will retire at the end of her elected term, which will expire at the Company’s 2025 Annual Shareholder Meeting, concluding her valuable and dedicated service as a member of the Board of Directors since May 1999. Cousins also announced today the election of Susan L. Givens to its Board of Directors, effective April 1, 2025. Ms. Givens will serve as an independent director for the term also expiring at the Company’s 2025 Annual Shareholder Meeting. “On behalf of the entire Board, we are deeply grateful for Lillian’s service,” said Bob Chapman, non- executive Chairman of the Board of Cousins Properties. “During her time on the Board, Lillian worked alongside multiple chief executive officers and helped guide Cousins through two mergers and its expansion into new Sun Belt markets.” Ms. Givens has an extensive background in the real estate industry, most recently as a Senior Managing Director in the Real Estate Group at Blackstone. “We are thrilled to welcome Susan to the Cousins Board of Directors,” said Bob Chapman. “Susan’s leadership experience across multiple REITs and investment platforms will be additive to our Board.” “Susan has a great perspective and broad experience in the real estate sector with both public and private companies,” said Colin Connolly, President and Chief Executive Officer of Cousins Properties. “Her contributions will be meaningful to the Board, and I look forward to working together.” Ms. Givens brings to the Board more than two decades of experience in real estate investing. Prior to Blackstone, Ms. Givens served as chief executive officer and a board member of healthcare REIT New Senior Investment Group, until its sale to Ventas, Inc. Earlier, she served as a Managing Director in the Private Equity group at Fortress Investment Group, where she also served as the chief financial officer and treasurer of externally-managed mortgage REIT New Residential Investment Corp. She also held private equity and investment banking roles at Seaport Capital and Deutsche Bank. Ms. Givens previously served as a member of the board of trustees of Urban Edge Properties. Ms. Givens earned a Master of Business Administration from Harvard University and graduated with a bachelor’s degree in political science from Middlebury College. News Release

“I am so pleased to join the Board of Directors,” said Susan Givens. “Cousins is uniquely positioned in the office sector, and I look forward to supporting the company’s continued growth.” Ferguson Partners, a firm specializing in board and executive recruitment in the REIT industry, advised the Board of Directors on this appointment. Following these changes, as of its 2025 Annual Shareholder Meeting, Cousins’ Board will again be comprised of nine directors. About Cousins Properties Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office towers located in high-growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments. For more information, please visit www.cousins.com.